UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2004

ACCENTURE LTD

(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation	001-16565 (Commission File Number)	98-0341111 (I.R.S. Employer Identification No.)

Canon’s Court
22 Victoria Street
Hamilton HM12, Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 296-8262

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 1.02    Termination of a Material Definitive Agreement

As contemplated at the time of Accenture’s transition to a corporate structure in the spring of 2001, and in light of the continuing focus on corporate governance and other issues, we recently undertook a review of the Accenture Ltd Voting Agreement entered into between Ltd and our partners in 2001 (the “voting agreement”). As a result of this review, the employee-partners recently voted to amend the voting agreement to eliminate the voting provisions of that agreement, effective November 22, 2004. Accordingly, Accenture Ltd Class A common shares and Class X common shares held by those partners will no longer be voted as a block at Accenture Ltd shareholder meetings. Also based on this review of the voting agreement, at its 2005 annual general meeting of shareholders Accenture Ltd will submit for shareholder approval proposed amendments to its Bye-Laws for the purpose of relocating to the Bye-Laws the restrictions on transfer of Ltd Class A common shares held by our partners and former partners that are currently contained in the Ltd Voting Agreement and the Common Agreement executed by Accenture Ltd and our partners in April 2002. The steps being undertaken as a result of this review are intended, in part, to facilitate (i) our plans to compensate our top performers under new, recently announced equity compensation programs for partners; and (ii) future improvements to our Share Management Plan that we expect will greatly reduce our need to rely on large, marketed secondary offerings for the disposition of shares held by our partners and former partners. Beginning in fiscal 2006, we intend to replace our existing Share Management Plan transaction formats—large, marketed secondary offerings and smaller, organized quarterly trading opportunities for our partners, former partners and their permitted transferees—with a partner trading policy that, when combined with the ongoing transfer restrictions to which our partners and former partners remain subject, will continue to facilitate the orderly trading of our partners’ shares. If the proposed bye-law amendments are not approved by shareholders, the existing transfer restrictions will remain in the voting agreement and the common agreement, in full force and effect.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 24, 2004

ACCENTURE LTD
By:	/s/ Douglas G. Scrivner
	Name:	Douglas G. Scrivner
	Title:	General Counsel and Secretary